EXHIBIT 99.1

NEWS RELEASE

For release July 6, 2004

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

SECOND QUARTER DIVIDEND OF $0.33 PER SHARE

SANTA MONICA, California – (July 6, 2004) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its Board of Directors declared a quarterly dividend of $0.33 per share of common stock for the second quarter of 2004. The dividend will be paid on August 11, 2004 to stockholders of record on July 27, 2004.

Lloyd McAdams, Anworth’s Chairman of the Board, Chief Executive Officer and President, stated, “Prepayment rates on Anworth’s mortgage-backed securities (“MBS”) increased during the second quarter of 2004 to approximately 42 CPR versus approximately 27 CPR in the first quarter. This occurred primarily as the result of mortgage refinancings which were initiated by homeowners in the lower interest environment of the first quarter and impacted our portfolio in the second quarter. This increased prepayment level resulted in increased premium amortization in the second quarter.

Mr. McAdams continued, “Anworth expects that higher interest rates during the second quarter will result in lower prepayment rates on its MBS portfolio during the third quarter. This should reduce the premium amortization expense in the third quarter. Based on the prospects of a continued period of interest rate volatility, we remain conservative in the management of our portfolio.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.